Exhibit 99.1

FOR IMMEDIATE RELEASE

Thornburg Mortgage Announces

JOSEPH H. BADAL TO RETIRE DECEMBER 31, 2007

Thornburg Mortgage Names Paul Decoff Chief Lending Officer

Santa Fe, N.M., October 22, 2007 – Thornburg Mortgage Inc. (NYSE: TMA) announced today that Joseph H. Badal will retire as chief lending officer effective December 31, 2007. Paul Decoff, who is currently executive vice president, lending operations and product development, will succeed Joseph H. Badal, who will retire from his management position of senior executive vice president, chief lending officer and Board of Directors position. Paul Decoff has been promoted to senior executive vice president and named chief lending officer of Thornburg Mortgage, Inc., effective December 31, 2007.

Commenting on Badal’s retirement and his contributions to the company, Larry Goldstone, the company’s president and chief operating officer, said, “Joe has been part of Thornburg Mortgage since the very beginning when he joined the company as one of its founding directors. He has contributed to our success in more ways than I can recount. Under his leadership, our origination business grew from $400 million in annual volume to over $5.5 billion annually last year – all the while emphasizing excellent loan quality. Joe’s vision led to the creation of our origination platform, which he skillfully managed and built. That platform was based on developing lending partnerships and offering “common-sense underwriting” and private mortgage banking-level service for prime, high net worth borrowers.”

Garrett Thornburg, chairman and chief executive officer of the company, said, “When we offered Joe a position with the company in 2001, he committed to a five-year stint and he has now been with the company for six years and has left a legacy that Thornburg Mortgage can build on. While I understand Joe’s decision to retire, we will miss him sorely. Joe’s concern for his colleagues has been evident from his first day at Thornburg Mortgage. He has been an integral part of the company, a mentor and friend to many of us, and we all — to a person — wish him well.”

Joe Badal said, “Working at Thornburg Mortgage has been the highlight of my career and I have received great satisfaction and enjoyment from working with my colleagues to build and shape a simply exceptional company. I am confident that Paul Decoff is the leader with the experience and vision to take our company to the next level.”

“As a member of senior management, Paul will play a critical role as we move the company forward and further build loan origination business,” said Mr. Goldstone. “With more than 15 years of experience in the mortgage industry, Paul brings a wealth of experience in information technology, operations development, financial engineering and organizational management in mortgage lending. His strong leadership, combined with his insights and know-how regarding the continual evolution of our loan origination business, have established Paul as a key architect and driver of this company’s growth strategy in an increasingly dynamic market.”

Mr. Badal joined Thornburg Mortgage, Inc. as a founding director in 1993 and was appointed executive vice president and chief lending officer in December 2001. He also assumed the title of chief executive officer of Thornburg Mortgage Home Loans, Inc. at that time. He was promoted to senior executive vice president of Thornburg Mortgage in 2004. Previously, Mr. Badal was senior vice president of Charter Mortgage Company. From 1980 through 1994, Mr. Badal was president of Merit Southwest Development Company, Inc., a consulting and real estate development firm. Mr. Badal has been featured as a bylined columnist in dozens of national financial services magazines. He has also had two successful novels published, and a third novel is due out in spring of 2008.

Decoff joined Thornburg Mortgage in January 2007 after 13 years at Countrywide Financial Corporation, where he had most recently served as a managing director and chief operations officer at Countrywide Bank, N.A, Countrywide’s banking subsidiary. Prior to that, Decoff served in multiple capacities at Countrywide Home Loans including executive vice president and corporate operations officer. In addition to his extensive mortgage industry track record, he also worked as a management consultant for Deloitte & Touche Management Consulting for nine years in which he managed and performed a large number of information technology, operations improvement and financial consulting engagements.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo segments adjustable-rate mortgages. Backed by a balance sheet of $36.3 billion in high-quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high-quality mortgage-backed securities, and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading-edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s Web site at www.thornburgmortgage.com.

Thornburg Mortgage, Inc., Santa Fe

Suzanne O’Leary Lopez 505-989-1900